Exhibit 99.2

                                                                     Page 1 of 2

           Zynex Medical Reports Results for Year Ended Dec. 31, 2004;
                         Expects Return to Profitability
                        on Record Revenue in 1st Qtr 2005
================================================================================


LITTLETON, Colo.

Zynex Medical
Thomas Sandgaard, 303-707-0203
or
The Wall Street Group, Inc.
Ron Stabiner, 212-888-4848

Zynex Medical Holdings (OTCBB: ZYNX), a provider of pain management systems and electrotherapy products for medical patients with functional disability, today announced financial results for year ended Dec. 31, 2004, as well as preliminary results for the first quarter ended March 31,2005.

For the year ended Dec. 31, 2004, net revenues from sales and rental of products totaled $1,256,676 compared with $1,083,912 in 2003. For the year, Zynex had a net loss of $975,878, or ($0.04) per share, compared with a net profit of $40,697, or nil per share, in 2003. Basic and diluted weighted average shares outstanding used in computing per share amounts were 22,728,763 and 22,151,662 respectively.

Much of the loss was attributed to an increase in selling, general and administrative expenses, which rose to $1,907,830 from $762,819, including expansion of the sales, marketing and support area, as well as other expenses related to the Company's reverse acquisition in early 2004 in connection with becoming a public company.

"During 2004, Zynex expended considerable resources transitioning into a publicly traded company and concentrating on the expansion and development of our sales organization, with the end result being a slight 15.9% increase in revenues for the year," stated President and Chief Executive Officer, Thomas Sandgaard. "However, net revenue in the fourth quarter and second half had a 55.9% and 29.6% increase, respectively, year-over-year," he said.

"With these expenses now behind us, for the first quarter of 2005, ended March 31, Zynex expects to report a return to profitability on record revenue of approximately $560,000, a 1 13% increase over the year ago first quarter, and a 94% increase over the immediately preceding fourth quarter sales," Mr. Sandgaard stated. "We attribute this to accelerating product sales and rental income led by our NeuroMove(TM) stroke recovery system." Actual results of operations for the first quarter ended March 31 will be announced on or before May 15, 2005.

About Zynex

Zynex Medical Reports Results for Year Ended Dec. 3 1,2004; Expects

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Zynex, a leading provider of therapeutic devices for patients with functional disability through the creation, distribution, and marketing of electrotherapy devices since 1996, strives to uphold its mission to improve the quality of life of patients suffering from debilitating pain or illness by providing innovative technology. Utilizing a unique combination of electromyographic (EMG) technology combined with a system of instruction and reinforcement, including electrical muscle stimulation (EMS), Zynex offers new treatment options to post-stroke and spinal injury patients.

Safe Harbor Provision

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet terms and conditions required to obtain project financing, risks and delays associated with product development, risk of market acceptance of new products, technology or product obsolescence, competitive risks, reliance on development partners and additional capital needs.

                            Consolidated Statement of
                                   Operations
                               Year Ended Dec. 31,

     Net Sales & Rental income              $ 1,256,676        $ 1,083,912

     Net Income (Loss)                      $ (975,878)        $ 40,697
     Net Loss per Common Share -
     Basic and Diluted                      $ (0.04)           $ ---

     Common Shares Used in
     Computing Per Share Amounts--
     Basic and Diluted                       22,728,763        22,151,662